Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Solid Power, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share, to be issued pursuant to the Solid Power, Inc. 2021 Equity Incentive Plan	Other(2)	8,950,544(3)	$1.61(2)	$14,410,375.84(2)	0.00014760	$2,126.97
Total Offering Amounts				—	$14,410,375.84	—	$2,126.97
Total Fee Offsets				—	—	—	—
Net Fee Due				—	—	—	$2,126.97

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the amount to be registered also covers any additional shares of the Registrant’s common stock, par value $0.0001 per share (“common stock”), as the case may be, that become issuable under the Solid Power, Inc. 2021 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s common stock.
(2)	Estimated in accordance with Rule 457(c) and Rule 457(h) solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on February 21, 2024, which date is within five business days prior to the filing of this Registration Statement.
(3)	Represents 8,950,544 additional shares of the Registrant’s common stock that became available for issuance on January 1, 2024 under the Plan, by operation of an automatic annual increase provision therein.